EXHIBIT 99.1

Accretive Health Reports Second Quarter 2012 Financial Results

•	New 5 year $1.6 billion to $1.7 billion revenue agreement signed with Ascension Health

•	Settles lawsuit in Minnesota with no admission of wrongdoing

•	Net services revenue growth of 29% to $236.7 million

•	PCARR, as of today, $867 million to $884 million

•	Company updates 2012 outlook

CHICAGO, August 8, 2012 — Accretive Health, Inc. (NYSE: AH), today reported financial results for the second quarter ended June 30, 2012.

Highlights for Second Quarter 2012

•	New 5 year $1.6 billion to $1.7 billion revenue Master Professional Services Agreement signed with Ascension Health.

•	Settles lawsuit in Minnesota with no admission of wrongdoing.

•	Net services revenue for the second quarter increased 29% to $236.7 million from $183.6 million in the second quarter of 2011.

•

Due to lost operating margin and stranded personnel costs arising from the Minnesota litigation and resulting contract terminations and associated legal defense and crisis management costs which together aggregated $14.6 million, the Company had a net loss of $0.6 million as compared with a net income of $8.6 million in the second quarter of 2011.

•	Diluted loss per share of $0.01 in the second quarter of 2012 as compared to diluted earnings per share of $0.08 in the second quarter of 2011.

•	Non-GAAP adjusted EBITDA of $7.3 million in the second quarter of 2012 as compared to $20.7 million in the second quarter of 2011.

•	Non-GAAP adjusted diluted earnings per share of $0.03 in the second quarter of 2012 as compared to $0.12 in the second quarter of 2011.

Mary Tolan, Accretive Health’s Founder and Chief Executive Officer, said, “We are pleased to announce the recent signing of our new five-year contract with Ascension Health, the nation’s largest Catholic and non-profit health care system. The new contract marks the continuation of our successful partnership between Ascension Health and Accretive Health which began in 2004. We look forward to entering a new era of creating value together through our partnership.

“We reluctantly settled the costly distraction of the Minnesota lawsuit. Although we strongly believe we would have prevailed in court, the reality of the litigation and political process today unfortunately makes settling this dispute the wiser course. We remain deeply committed to achieving the highest standards in confidentiality of patient healthcare information. Most importantly, entering into this settlement agreement allows our Company to put the litigation behind us.

The expense of responding to the Minnesota litigation, winding down our Minnesota operations and the operating costs from the distractions posed by these matters, negatively impacted our second-quarter financial results and will naturally affect the year. However, we believe there has never been a greater need for our services and expertise. With the distraction of the Minnesota litigation now behind us we can turn greater attention to these opportunities and to building a great healthcare technology and services company dedicated to helping our clients solve some of healthcare’s most pressing challenges.”

Factors impacting the Quarter

The following matters had a negative impact of $14.6 million on the Company’s financial performance in the second quarter of 2012.

•	Lost operating margin and stranded personnel costs arising from the Minnesota litigation and resulting contract terminations aggregated $12.7 million.

•	Direct legal defense and crisis management costs resulting from the Minnesota litigation aggregated $1.9 million, net of estimated insurance recoveries.

Financial Review

Second Quarter 2012

Net services revenue for the second quarter of 2012 grew by 28.9% to $236.7 million, an increase of $53.1 million over the second quarter of 2011.

•	Net base fee revenue was $194.7 million for the second quarter of 2012, an increase of $45.6 million over the second quarter of 2011.

•	Incentive revenue was $27.5 million during the second quarter of 2012, an increase of $1.6 million over the second quarter of 2011.

•	Other services revenue was $14.5 million for the second quarter of 2012, an increase of $5.9 million over the second quarter of 2011.

Operating margin for the second quarter of 2012 was $45.3 million compared with $47.1 million for the second quarter of 2011.

Infused management and technology expense for the second quarter of 2012 was $26.0 million, or 11.0% of net services revenue, compared with $21.2 million, or 11.6% of net services revenue, for the second quarter of 2011.

Selling, general and administrative expenses were $20.6 million for the second quarter of 2012, or 8.7% of net services revenue, compared with $12.6 million, or 6.9% of net services revenue, for the second quarter of 2011.

During the second quarter of 2012, the Company had a net loss of $0.6 million, compared with net income of $8.6 million in the second quarter of 2011. After adjusting for non-cash employee stock-based compensation expenses on an after-tax basis, non-GAAP adjusted net income for the second quarter of 2012 was $3.0 million, compared with $11.8 million in the second quarter of 2011. Non-GAAP adjusted net income per diluted common share was $0.03 for the second quarter of 2012, as compared to the non-GAAP adjusted net income per diluted common share of $0.12 in the second quarter of 2011.

EBITDA for the second quarter of 2012 was $1.3 million, compared with $15.3 million for the second quarter of 2011. Included in these results were non-cash employee stock-based compensation expenses of

$5.9 million and $5.4 million for the second quarter of 2012 and the second quarter of 2011, respectively. After adjusting for these expenses, non-GAAP adjusted EBITDA for the second quarter of 2012 was $7.3 million, compared with $20.7 million for the second quarter of 2011. For the first two quarters of 2012, operating cash flow totaled $6.2 million, compared with negative operating cash flow of $28.5 million for the same period of 2011 primarily due to the timing of payments from customers and to vendors. For similar reasons free cash flow, defined as operating cash flow less capital expenditures and the acquisition of software, was a negative $4.0 million for the first two quarters of 2012, compared with negative free cash flow of $35.2 million for the same period of 2011.

At June 30, 2012, Accretive Health’s balance sheet remained strong with a total cash balance of $200.9 million, compared with $196.7 million at December 31, 2011.

Fiscal Year 2012 Guidance

Accretive Health is revising its guidance issued on May 9, 2012 for fiscal year 2012. As of today PCARR is $867 million to $884 million. Accretive Health is reaffirming its guidance that PCARR at year end will be in the range of $960 million to $1,005 million. Accretive Health is revising its guidance for 2012 net services revenue to be in the range of $948 million to $980 million reflecting the wind down of the remaining Minnesota clients.

The Company is revising its guidance for non-GAAP adjusted EBITDA for 2012 to be in the range of $50 million to $55 million. The following factors impacting 2012 non-GAAP adjusted EBITDA reflect an additional $15 million to $19 million of anticipated impact for the remainder of 2012 as set forth below:

•	Lost operating margin, and stranded personnel costs arising from the Minnesota litigation and resulting contract terminations and are non-recurring. This will primarily impact Q3;

•	Direct legal defense and crisis management costs resulting from the Minnesota litigation. This will primarily impact Q3 and also is non-recurring;

•

One-time $4.0 million to $6.0 million of seasonal incentive revenues are anticipated to be recorded in the first quarter of 2013 instead of the fourth quarter of 2012 due to elimination of seasonal effects in the incentive revenue measurement provisions of the new Ascension contract.

We estimate that our existing contracts would have a run-rate adjusted EBITDA of $78 million to $82 million for the following year. New contracts signed between now and the end of the year would be additive.

Finally, the Company is revising its guidance for non-GAAP adjusted diluted earnings per share for the year ended December 2012 to be in the range of $0.23 to $0.27.

The Company continues to actively pursue new business opportunities, and will provide updates as appropriate.

Conference Call

Accretive Health’s management will host a conference call today at 7:30 a.m. CDT (8:30 a.m. EDT) to discuss its second quarter 2012 results and business outlook for fiscal year 2012. To participate, please dial 800-901-5241 (or 617-786-2963 outside the U.S. and Canada) using conference code number 70863029, or visit the Investor Relations section of Accretive Health’s web site at www.accretivehealth.com to access the live webcast. A replay will be available for one week following the conference call at 888-286-8010 (or 617-801-6888 outside the U.S. and Canada) using conference code number 55791212. A replay of the conference call will also be available online at www.accretivehealth.com.

About Accretive Health

Accretive Health partners with healthcare providers to help them more effectively manage their revenue cycles, strengthen their financial stability, and improve the quality of care they provide while reducing overall healthcare costs. Our people, processes and sophisticated integrated technology complement our clients’ existing resources to enhance results for patients, physicians and staff. For more information, please visit www.accretivehealth.com.

Safe Harbor

This document contains forward-looking statements, including statements regarding Accretive Health’s expectations for future financial and operational performance, expected growth, new services, profitability or business outlook, our new master professional services agreement with Ascension Health and our ability to enter into new supplement agreements with hospitals affiliated with Ascension Health, the effects of the ongoing investigations of our operating practices being conducted by various parties, our responses to these investigations and the impact of the Company’s settlement agreement with the Minnesota Attorney General, securities-related class action and derivative lawsuits filed against us and certain of our officers and directors, follow-on investigations and inquiries by government authorities, and other litigation matters, all of which involve risks and uncertainties. Our actual results and outcomes could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, filed with the SEC (File No. 001-34746), under the heading “Risk Factors”. The words “strive,” “objective,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “would,” “will,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying any of our forward-looking statements are reasonable, these expectations may prove to be incorrect and all of these statements are subject to risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections, or expectations prove incorrect, actual results, performance, financial condition, or events may vary materially and adversely from those anticipated, estimated, or expected.

All forward-looking statements included in this report are expressly qualified in their entirety by the foregoing cautionary statements. We wish to caution readers not to place undue reliance on any forward-looking statement that speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the uncertainties and factors described above, as well as others that we may consider immaterial or do not anticipate at this time. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. Our expectations reflected in our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown uncertainties and factors, including those described above. The risks and uncertainties described above are not exclusive, and further information concerning us and our business, including factors that potentially could materially affect our financial results or condition or relationships with customers and potential customers, may emerge from time to time. We assume no, and we specifically disclaim any, obligation to update, amend, or clarify forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our periodic reports that we file with or furnish to the U.S. Securities and Exchange Commission.

Accretive Health, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands, except share and per share amounts)
Net services revenue (1)	$236,687	$183,587	$490,429	$347,301
Costs of services	191,374	136,530	400,407	266,071

Operating margin	45,313	47,057	90,022	81,230
Other operating expenses:
Infused management and technology	25,990	21,210	51,067	40,742
Selling, general and administrative	20,631	12,618	37,919	26,858

Total operating expenses	46,621	33,828	88,986	67,600
Income (loss) from operations	(1,308)	13,229	1,036	13,630
Interest income, net	—	6	1	15

Net income before provision for income taxes	(1,308)	13,235	1,037	13,645
Provision for income taxes	(730)	4,682	122	4,932

Net income (loss)	$(578)	$8,553	$915	$8,713

Net income (loss) per common share
Basic	$(0.01)	$0.09	$0.01	$0.09
Diluted	(0.01)	0.08	0.01	0.09
Weighted average shares used in calculating net income (loss) per common share
Basic	99,354,189	96,569,081	99,139,049	95,869,632
Diluted	99,354,189	101,064,774	101,950,931	100,246,198
Comprehensive income (loss)	$(761)	$8,502	810	8,607

Other operating and Non-GAAP financial data	As of June 30,

	2012	2011

Projected contracted annual revenue run rate
Net base fees for managed service contracts	$716 to $720	$661 to $665
Incentive payments for managed service contracts	$89 to $99	$130 to $141
Other services	$56 to $58	$49 to $51

Total Projected contracted annual revenue run rate	$861 to $877	$840 to $857

(1) The components of net services revenue were:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(In thousands, except share and per share amounts)
Net base fees for managed service contracts	$194,670	$149,112	$409,420	$290,844
Incentive payments for managed service contracts	27,520	25,921	51,464	43,231
Other services	14,497	8,554	29,545	13,226

Net services revenue	$236,687	$183,587	$490,429	$347,301

Accretive Health, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	(Unaudited)
	(In thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$200,878	$196,725
Accounts receivable, net of allowance for doubtful accounts of $6,652 and $3,191 at June 30, 2012 and December 31, 2011, respectively	124,869	94,105
Prepaid taxes	9,785	6,026
Prepaid assets	5,889	4,004
Due from related party	1,300	1,294
Other current assets	10,132	3,432

Total current assets	352,853	305,586
Deferred income taxes	22,178	17,878
Furniture and equipment, net	30,129	25,073
Restricted cash	5,000	5,000
Goodwill	1,468	1,468
Other, net	10,969	9,187

Total assets	$422,597	$364,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,580	$15,210
Accrued service costs	65,302	48,889
Accrued compensation and benefits	2,950	15,763
Deferred income tax	7,224	3,738
Other accrued expenses	15,109	6,979
Accrued income tax	185	153
Deferred revenue	21,356	24,137

Total current liabilities	147,706	114,869
Non-current liabilities:
Deferred revenue	8,437	7,055
Other non-current liabilities	5,564	4,179

Total non-current liabilities	14,001	11,234

Total liabilities	$161,707	$126,103

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued and outstanding at June 30, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 99,367,976 shares issued and 99,353,172 shares outstanding at June 30, 2012; 98,701,161 shares issued and 98,686,357 shares outstanding at December 31, 2011	994	987
Additional paid-in capital	249,172	227,188
Retained earnings	12,245	11,330
Cumulative translation adjustment	(1,142)	(1,037)
Treasury stock (14,804 shares of common stock held in treasury)	(379)	(379)

Total stockholders’ equity	260,890	238,089

Total liabilities and stockholders’ equity	$422,597	$364,192

Accretive Health, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
	2012	2011
	(In thousands)
Operating activities:
Net income	$915	$8,713
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	5,078	4,114
Employee stock based compensation	14,022	11,338
Deferred income taxes	(814)	—
Excess tax benefits from equity-based awards	(3,125)	(16,902)
Changes in operating assets and liabilities:
Accounts receivable	(30,765)	(38,113)
Prepaid taxes	(634)	3,505
Prepaid and other assets	(10,644)	(2,618)
Accounts payable	20,376	187
Accrued service costs	16,413	4,072
Accrued compensation and benefits	(12,811)	(74)
Other accrued expenses	8,132	(193)
Accrued income taxes	32	—
Deferred rent expense	1,385	27
Deferred revenue	(1,399)	(2,522)

Net cash provided by (used in) operating activities	6,161	(28,466)

Investing activities:
Purchases of furniture and equipment	(5,649)	(4,260)
Acquisition of software	(4,527)	(2,521)
Collection of note receivable	276	963

Net cash used in investing activities	(9,900)	(5,818)

Financing activities:
Proceeds from issuance of common stock from stock option exercises	4,844	12,156
Collection of non-executive employees’ notes receivable	—	41
Excess tax benefit from equity-based awards	3,125	16,902

Net cash provided by financing activities	7,969	29,099

Effect of exchange rate changes on cash	(77)	(91)

Net increase (decrease) in cash and cash equivalents	4,153	(5,276)
Cash and cash equivalents at beginning of period	196,725	155,573

Cash and cash equivalents at end of period	$200,878	$150,297

Explanation of Operational Metrics

We define Projected Contracted Annual Revenue Run-Rate (PCARR) as the expected total net services revenue for the subsequent 12 months for all healthcare providers for which we are providing services that are under contract. We believe that our Projected Contracted Annual Revenue Run-Rate is a useful measure of our overall business volume at a particular point in time and of changes in the volume of business over time because it eliminates the time impact associated with the signing of new contracts during a quarterly or annual period.

PCARR is calculated by accumulating our estimates of the next 12 months’ base fees, cost saving sharing credits and incentive payments for each contract in place at the reporting date. Our base fee estimate is based on the contractual agreement with each customer relating to the services that we will provide and the costs that the customer was incurring for completing such activities prior to entering into its agreement with us. Our estimates for cost sharing credits and incentive payments are based on the Company’s prior experiences regarding the level of cost reductions and increases in net revenue yield and its management’s experience regarding potential reductions in total medical cost for a defined patient population, which are likely to be earned during each year a contract is in place given the level of infused management as well as the degree to which we have implemented our technology. We update these estimates regularly to incorporate changes in activities under management for a specific contract, and changes in our overall experience with our portfolio of contracts. There were no significant changes in our overall assumptions used in the calculation of PCARR as of June 30, 2012.

All of our contracts have “evergreen” provisions that extend the term of our services automatically unless the customer provides notification of non-renewal. Therefore, unless a notice of non-renewal has been received, our PCARR calculation assumes that each contract in place at the reporting date will continue for at least the next 12 months. In the event that we receive a non-renewal notice from a customer, we reduce the PCARR calculation by the amount associated with that specific contract for any periods after the contract’s then current end date. At June 30, 2012, PCARR includes approximately $197 million related to periods subject to assumed contract extensions, mostly relating to the Ascension master services agreement that is due for renewal in December, 2012. As announced in the Company’s filing on Form 8K issued on August 6, 2012, the Company entered into a new 5 year services agreement with Ascension.

PCARR is not a projection of expected revenues for specific future periods because any such projection would also need to include the additional revenue resulting from any future contracts signed with new customers subsequent to the reporting date. Further, actual future revenues from existing customers may differ from the projected amounts used for purposes of calculating PCARR because the scope of services provided to existing customers may change and the incentive fees we earn may be more or less than we estimate depending on our ability to achieve projected increases in our customers’ net revenue yield and projected reductions in total medical cost of the customers’ patient population.

We define the contracting phase of our sales process as the final stage when we have reached general agreement with the potential customer on scope, business terms and conditions under which our services will be provided and the written contract is in the process of being negotiated and finalized for execution.

Explanation and Use of Non-GAAP Financial Measures

To provide investors with greater insight and a better understanding of how our management and board of directors analyze our financial performance and make operational decisions, we supplement our consolidated financial statements that are presented on a GAAP basis in this press release with the following non-GAAP financial measures: adjusted EBITDA, free cash flow, adjusted net income, and adjusted net income per diluted common share.

These non-GAAP financial measures should not be considered in isolation; they are in addition to, and are not a substitution, for financial performance measures under GAAP. These non-GAAP financial measures may be different from non-GAAP measures used by other companies. Further, we may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations since they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.

We define non-GAAP adjusted EBITDA as net income (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization expense and share based compensation expense. We define non-GAAP adjusted net income as net income (loss) before share based compensation expense, net of the estimated tax impact of such expense. We define non-GAAP adjusted net income per diluted common share as non-GAAP adjusted net income applicable to common shareholders divided by the weighted average fully diluted common shares outstanding during the period as computed in accordance with GAAP.

We use non-GAAP adjusted EBITDA:

•	as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our business strategies; and

•	in communications with our board of directors and investors concerning our financial performance.

We believe that non-GAAP adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted net income per diluted common share are useful to investors in evaluating our operating performance for the following reasons:

•

these and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired;

•	securities analysts often use these and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and

•

by comparing our non-GAAP adjusted EBITDA in different historical periods, our investors can evaluate our operating results without the additional variations of interest income (expense), income tax expense (benefit), depreciation and amortization expense and share-based compensation expense.

We understand that, although measures similar to non-GAAP adjusted EBITDA and non-GAAP adjusted net income are frequently used by investors and securities analysts in their evaluation of companies, these measures have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of the limitations of these specific non-GAAP financial measures are:

•	non-GAAP adjusted EBITDA and free cash flow does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	non-GAAP adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	non-GAAP adjusted EBITDA and non-GAAP adjusted net income do not reflect share-based compensation expense;

•	non-GAAP adjusted EBITDA does not reflect cash requirements for income taxes; and

•	non-GAAP adjusted EBITDA does not reflect net interest income (expense).

Non-GAAP Adjusted EBITDA

The following table presents a reconciliation of non-GAAP adjusted EBITDA to net income, the most comparable GAAP measure (unaudited; in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income (loss)	$(578)	$8,553	$915	$8,713
Net interest income (a)	—	(6)	(1)	(15)
Provision (benefit) for income taxes	(730)	4,682	122	4,932
Depreciation and amortization expense	2,622	2,117	5,078	4,114

EBITDA	$1,314	$15,346	$6,114	$17,744
Stock compensation expense	5,943	5,362	14,022	11,338

Non-GAAP Adjusted EBITDA	$7,257	$20,708	$20,136	$29,082

Net interest income represents earnings from our cash and cash equivalents. No debt or other interest-bearing obligations were outstanding during any of the periods presented.

Non-GAAP Adjusted Net Income (Loss) and Non-GAAP Adjusted Net Income per Diluted Common Share

The following table presents a reconciliation of non-GAAP adjusted net income to net income, the most comparable GAAP measure, details how we calculate non-GAAP adjusted net income per diluted common share, and reconciles non-GAAP adjusted net income per diluted common share to fully diluted earnings per common share, the most comparable GAAP measure (unaudited; in thousands, except share and per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Non-GAAP Adjusted Net Income (Loss)
GAAP net income (loss) per common share	$(578)	$8,553	$915	$8,713
Add: Stock compensation expense	5,943	5,362	14,022	11,338
Less: Tax impact of stock compensation expense (a)	2,377	2,145	5,609	4,535

Adjusted net income	$2,988	$11,770	$9,328	$15,516

Weighted average common shares, diluted	99,354,189	101,064,774	101,950,931	100,246,198

Non-GAAP adjusted net income per diluted common share	$0.03	$0.12	$0.09	$0.15

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Non-GAAP Adjusted Net Income per Diluted Share
GAAP fully diluted earnings (loss) per common share	$(0.01)	$0.08	$0.01	$0.09
Add: Stock compensation expense	0.06	0.05	0.14	0.11
Less: Tax impact of stock compensation expense (a)	0.02	0.01	0.06	0.05

Non GAAP adjusted net income per diluted share	$0.03	$0.12	$0.09	$0.15

(a)	Tax impact calculated using a tax rate of 40% which excludes the impact of state taxes on gross receipts.

Contacts:

For investors

Gary Rubin, 312-324-7813

Senior Director of Finance and Investor Relations Officer

investorrelations@accretivehealth.com

For Media

Kekst and Company

Ruth Pachman, 212-521-4891